Exhibit 99.1

SandRidge Energy, Inc. Announces Closing of North Park Basin Asset Sale For $47 Million

OKLAHOMA CITY, Feb 8, 2021 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE:SD) today announced the closing of the previously announced divestiture of its North Park Basin assets in Colorado for $47 million in cash, subject to customary effective-date adjustments.

About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary areas of operation are the Mid-Continent in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

For further information, please contact:

Investor Relations
SandRidge Energy, Inc.
1 E. Sheridan Ave., Suite 500
Oklahoma City, OK 73104
(405) 429-5515